                          MATERIAL CHANGE REPORT UNDER

               SECTION 85 OF THE SECURITIES ACT (BRITISH COLUMBIA)
                   SECTION 146 OF THE SECURITIES ACT (ALBERTA)
                 SECTION 84 OF THE SECURITIES ACT (SASKATCHEWAN)
                   SECTION 75 OF THE SECURITIES ACT (ONTARIO)
                 SECTION 81 OF THE SECURITIES ACT (NOVA SCOTIA)
              SECTION 76 OF THE SECURITIES ACT, 1990 (NEWFOUNDLAND)

ITEM 1.   REPORTING ISSUER

          Royal Group Technologies Limited (the "Company")
          1 Royal Gate Boulevard
          Vaughan, Ontario
          L4L 8Z7


ITEM 2.   DATE OF MATERIAL CHANGE

          The date of the material change herein reported is February 25, 2004.


ITEM 3.   PRESS RELEASE

          A press release disclosing the material change was issued on February 25, 2004 in Toronto, Ontario and disseminated across Canada by CCN Matthews.


ITEM 4.   SUMMARY OF MATERIAL CHANGE

          After the close of the markets on February 24, 2004, the Company was informed by the Enforcement Branch of the Ontario Securities Commission (the "OSC") that the Company should make public disclosure of the existence of the OSC's investigation relating to the Company. The Company understands that the investigation principally concerns transactions between the Company and a St. Kitts resort which is controlled by Mr. Vic De Zen, the controlling shareholder of the Company. The OSC also informed the Company on February 25, 2004, that the RCMP, along with Canada Customs Revenue Agency, is conducting its own investigation.

          After being advised in late December 2003 that the OSC was conducting the investigation, the Company established a Special Committee of the Board of Directors to deal with these matters consisting solely of independent directors who have retained independent legal counsel and forensic accountants. The Company has been fully cooperating with the OSC and intends to continue to do so on a going forward basis.


ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE

          Please see the press release attached hereto as Schedule "A".


ITEM 6.   CONFIDENTIAL REPORT

          Not applicable.


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ITEM 7.   OMITTED INFORMATION

          No significant facts have been omitted from this report.


ITEM 8.   SENIOR OFFICER

          For further information, please contact:

          Mark Badger
          Vice President, Corporate Communications

          Tel: (905) 264-0701
          Fax: (905) 264-0702


ITEM 9.   STATEMENT OF SENIOR OFFICER

          The foregoing accurately discloses the material change referred to herein.


          DATED this 27th day of February, 2004 at Vaughan, Ontario.




                                             ROYAL GROUP TECHNOLOGIES LIMITED



                                             Per:  /s/ Scott D. Bates
                                                   ---------------------------
                                                   Scott D. Bates
                                                   General Counsel and
                                                   Corporate Secretary

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                                  SCHEDULE "A"


NEWS RELEASE TRANSMITTED BY CCNMatthews
                            -----------


[ROYAL GROUP TECHNOLOGIES LOGO]


FOR: ROYAL GROUP TECHNOLOGIES LIMITED

TSX, NYSE SYMBOL: RYG

FEBRUARY 25, 2004 - 17:46 ET


ROYAL GROUP TECHNOLOGIES LIMITED


TORONTO, ONTARIO--Royal Group Technologies Limited ("Royal Group" or the "Company") (RYG: TSX, NYSE) announced today that the Enforcement Branch of the Ontario Securities Commission ("OSC") informed the Company yesterday afternoon after the close of the markets that, based on the OSC's investigation relating to the Company, including information recently obtained by the OSC, public disclosure should be made of the existence of the investigation. The Company understands that the investigation principally concerns transactions between the Company and a St. Kitts resort development which was a purchaser of the Company's products and services. The St. Kitts resort, which is controlled by Mr. Vic De Zen, the controlling shareholder of the Company, purchased goods and services from the Company over the past five years which the Company advises have a value of approximately $32 million. The OSC also informed the Company this morning that the RCMP, along with the Canada Customs Revenue Agency, is conducting its own investigation.

In late December 2003, the Company was advised that the OSC was conducting the investigation and the Company has been cooperating with the OSC and providing information to the OSC regarding the Company's relationship with the St. Kitts resort and past financial transactions between them. The Company established a Special Committee of the Board of Directors in late December 2003 to deal with those matters, consisting solely of independent directors who have retained independent legal counsel and forensic accountants. The Company will continue to cooperate fully with the OSC.

Royal Group Technologies Limited is a manufacturer of innovative, polymer-based building products, serving the home improvement, consumer and construction sectors of the market. The Company has extensive vertical integration, with operations dedicated to provision of materials, machinery, tooling, real estate and distribution services to its plants producing finished products. Royal Group's manufacturing facilities are primarily located throughout North America, with international operations in South America, Europe and Asia. Additional investment information is available on Royal Group's web site at www.royalgrouptech.com under the "Investor Relations" section.

The information in this document contains certain forward-looking statements with respect to Royal Group, its subsidiaries and affiliates. These statements are often, but not always made through the use of words or phrases such as "expect", "should continue", "continue", "believe", "anticipate", "estimate", "contemplate", "target", "plan", "budget", "may", "will", "schedule" and "intend" or similar formulations. By their nature, these forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant, known and unknown, business, economic, competitive and other risks, uncertainties and other factors affecting Royal Group specifically or its industry generally that could cause actual performance, achievements and financial results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include fluctuations in the level of renovation, remodeling and construction activity; changes in product costs and pricing; an inability to achieve or delays in achieving savings related to the cost reductions or revenues related to sales price increases; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring activities compared to the estimated costs of such actions; the ability to recruit and retain qualified employees; the level of outstanding debt and our current debt ratings; the ability to meet the financial covenants in our credit facilities; changes in product mix; the growth rate of the markets into which Royal Group's products are sold; market acceptance and demand for Royal Group's products; changes in availability or prices for raw materials; pricing pressures resulting from competition; difficulty in developing and introducing new products; failure to penetrate new markets effectively; the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local business and other political, economic and regulatory risks; difficulty in preserving proprietary technology; adverse resolution of litigation and administrative and intellectual property disputes; changes in environmental regulations; currency risk exposure and other risks described from time to time in publicly filed disclosure documents and securities commission reports of Royal Group and its subsidiaries and affiliates. In view of these uncertainties we caution readers not to place undue reliance on these forward-looking statements. Statements made in this document are made as of February 25, 2004 and Royal Group disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.


                                      -30-


FOR FURTHER INFORMATION PLEASE CONTACT:

ROYAL GROUP TECHNOLOGIES LIMITED
SCOTT D. BATES
GENERAL COUNSEL AND CORPORATE SECRETARY
(905) 264-0701 (905) 264-0702 (FAX)

OR

ROYAL GROUP TECHNOLOGIES LIMITED
MARK BADGER
VICE-PRESIDENT, MARKETING AND CORPORATE COMMUNICATIONS
(905) 264-0701 (905) 264-0702 (FAX)